UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2010

OSPREY VENTURES, INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

000-54008
(Commission File Number)

26-0665571
(IRS Employer Identification No.)

4 Hart Avenue, 13 Floor, Room 1302, Tsim Sha Tsui, Kowloon, Hong Kong
(Address of principal executive offices and Zip Code)

(852) 3104-1333
Registrant's telephone number, including area code

8 Hart Avenue, 15 Floor, Flat D, Tsim Sha Tsui, Kowloon, Hong Kong
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

1.

On July 22, 2010, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee approved the resignation of Yiu Yeung Lung James as director and officer of the Corporation.

Mr. Yiu is involved in other business ventures which do not allow adequate time to devote to the affairs of the Corporation’s business plan which have precipitated his resignation for Osprey.

2.

On July 22, 2010, the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee approved the appointment of Ma Cheng Ji as President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer.

Mr. Ma Cheng Ji has been a director of Osprey since September 13, 2008, and is the Managing Director of Jiujiang Gaofeng Mining Industry Company, a production and exploration mining company focused in the Greater China region; our optioned mineral property in China is owned and operated by Jiujiang Gaofeng Mining Industry Company, of which Mr. Ma is the Managing Director. He is also the President of Shanghai Trust Investment Consultant Co., Ltd, where he specializes in research and analysis of Asian public equity markets and provides management consultation to both public and private enterprises. Mr. Ma graduated in 1961 with a Bachelor’s degree in publishing from Shanghai Publishing College and received a postgraduate degree in comparative literature from Japan University in Tokyo in 1989. Mr. Ma is also a director of Biopack Environmental Solutions.

Item 9.01. Exhibits

99.1	None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSPREY VENTURES, INC.

/s/    “Ma Cheng Ji”

Ma Cheng Ji
Chief Executive Officer

Dated: July 22, 2010